EXHIBIT 99.1

                      PRESS RELEASE DATED FEBRUARY 6, 2002

NEWS RELEASE:

Rimpac Resources, Ltd.
3665 Ruffin Road, Suite 225
San Diego, CA   92123

San Diego, California - February 6, 2002


                 RIMPAC ACQUIRES GLOBAL INTERNET LOTTERY COMPANY



Rimpac Resources, Ltd. (OTCBB: RIMP), a Nevada corporation, announced today that it has formally acquired Internet LOTO, Inc., headquartered in San Diego, California. The Company is the developer of INTERNETLOTO.COM, a unique concept of a global Internet lottery which combines secure international online wagering as a distribution vehicle for a worldwide lottery with exciting web casts of weekly drawings.

With the acquisition completed, Rimpac has a total of 20 million shares issued and outstanding. Mr. Thomas Johnson, the President & CEO of Internet LOTO, is the sole officer and director of Rimpac.

"The acquisition of Internet LOTO by Rimpac is a very positive step as the Company intends to be a premiere online developer, marketing agent and e-tickets distributor for numerous international lotteries on the Internet. It is an exciting and opportunistic time for Rimpac to capitalize on the exponential e-commerce growth that Internet lotteries have to offer. We have the perfect revenue model for global Internet commerce. Just imagine our product is the e-ticket - no inventory, no shipping and best of all, no returns. Our low cost of doing business and high revenue returns will be the envy of every major companies on the Net," commented Mr. Johnson.

According to Datamonitor, a premium business information company, "U.S. and European revenues from online gaming will soar to $20 billion (USD) by 2005. Online lotteries will be the most popular form of Internet gaming within four years".



     For more information, contact:

     Thomas Johnson, President & CEO

     Phone: (866) 568-6266

     Fax:     (858) 571-8497

     Email:  TJOHNSON@INTERNETLOTO.COM

     Internet:  WWW.INTERNETLOTO.COM


     The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to: failure of the proposed transaction to close due to the failure to obtain regulatory or other approvals; the risk that Rimpac's business and other businesses acquired by Internet LOTO will not be integrated successfully or that Internet LOTO will incur unanticipated costs of integration, Internet LOTO's ability to execute its integrated web-based software services, professional services, and managed services strategy; the uncertainty of custom; demand for enterprise web-software services; the combined companies ability to develop new products and services and enhance and support existing products and services; the combined companies ability to maintain Rimpac's vendor and strategic partner relationships and retain key employees; increasing competition from other providers of software solutions and professional services. For a detailed discussion of these and other cautionary statements, please refer to the documents to be filed by Rimpac with the SEC relating to this transaction. Further information about risks and uncertainties relating to the companies and their respective businesses can be found in Rimpac's most recent SEC filings.